Exhibit 99.1

FOR IMMEDIATE RELEASE

NovaDel Announces Two CNS Oral Spray Drug Candidates in its Development Pipeline

-Oral Spray Formulations of Tizanidine for Spasticity and Ropinirole for Parkinson’s Disease-

Flemington, NJ, September 13, 2006 – NovaDel Pharma (AMEX: NVD) today announced the two latest additions to its pipeline of oral spray drug development candidates. NovaDel’s new programs are focused on treating disorders of the central nervous system (CNS), with Tizanidine Oral Spray (formerly NVD 422) for spasticity and Ropinirole Oral Spray (formerly NVD 434) for Parkinson’s disease. NovaDel has completed development of the new oral formulations for both compounds and is currently finalizing the preclinical characterization of these oral sprays.

“NovaDel’s oral spray technology may be particularly applicable to drugs for the treatment of CNS disorders where the oral sprays ability to overcome difficulty in swallowing tablets and achieving rapid onset of action could fulfill important unmet medical needs for patients,” commented Jan Egberts, M.D., CEO of NovaDel. “For instance, we expect that the ease of administering Tizanidine Oral Spray will be well suited to patients suffering from spasticity, which often includes difficulty in swallowing and drugs administered via tablet represent an obstacle to treatment.

“NovaDel’s newest development candidates share several benefits common to all of the drug candidates in our pipeline,’ continued Egberts. “These drug candidates have ease of administration associated with oral spray that may provide substantial benefits compared with the current modes of administration and they may have improved pharmacokinetics enabling more rapid relief. Importantly, NovaDel expects both tizanidine and ropinirole oral sprays to enter clinical trials in the first quarter of 2007 and progress through the shortened 505(b)(2) regulatory process.”

About Tizanidine Oral Spray

Spasticity is a symptom of several neurological disorders, including multiple sclerosis, spinal cord injury, stroke and cerebral palsy, and leads to involuntary tensing, stiffening and contracting of muscles. Tizanidine treats spasticity by blocking nerve impulses through pre-synaptic inhibition of motor neurons. This method of action results in decreased spasticity without a corresponding reduction in muscle strength. Because patients experiencing spasticity may have difficulty swallowing the tablet formulation of the drug, NovaDel’s Tizanidine Oral Spray may provide patients suffering from spasticity with a very convenient solution to this serious treatment problem.

About Spasticity

Spasticity affects over 500,000 people in the U.S. alone. Spasticity is not a disease, but rather a symptom of various neurological disorders, including, but not limited to, multiple sclerosis (MS), spinal cord injury (SCI), stroke and cerebral palsy. These disorders cause a change in the balance of signals between the central nervous system and the muscles. This imbalance leads to involuntary tensing, stiffening and contracting of muscles. Tizanidine is the most widely prescribed treatment for spasticity with approximately four million prescriptions written annually.

About Ropinirole Oral Spray

Ropinirole is indicated for the treatment of the signs and symptoms of idiopathic Parkinson’s disease. Ropinirole Oral Spray is ideal for the geriatric population who may be suffering from dysphagia (difficulty swallowing) and 85% of suffers of Parkinson’s are 65 years of age or older and 45% of elderly people have some difficulty in swallowing. NovaDel’s formulation of Ropinirole Oral Spray may represent a more convenient way for the patient or healthcare provider to deliver ropinirole to patients suffering stiffness and/or tremors. Ropinirole is currently marketed by GlaxoSmithKline as Requip® and had sales of $160 million in 2005.

About Parkinson’s disease

More than 1.5 million people in the U.S. suffer from Parkinson’s disease with 60,000 new cases diagnosed each year. After Alzheimer’s disease, Parkinson’s is the most common neurodegenerative disease; i.e., it is caused by degeneration of neurons within the brain. Symptoms of Parkinson’s include tremors, slowness of movement, rigidity, difficulty with balance, and dysphagia (difficulty swallowing). Sales of prescription drugs for Parkinson’s disease were approximately $680 million in 2005.

Requip® is a registered trademark of GlaxoSmithKline

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is an emerging specialty pharmaceutical company that is developing and commercializing oral spray therapeutics to fulfill unmet medical needs predominantly focused on neurology.  The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability.  The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies.  To find out more about NovaDel Pharma Inc. (AMEX:  NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.  The filing of an NDA with the FDA is an important step in the approval process in the United States.  Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:
NovaDel Pharma Inc.

Michael Spicer (908) 782 – 3431 ext. 2550

or

MacDougall Biomedical Communications

Chris Erdman (508) 647 – 0209 ext. 14